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                                                              Exhibit (h)(4)(xi)

(ING INVESTMENT MANAGEMENT LOGO)

January 11, 2005

Michael Murtagh
MBIA
113 King Street
Armonk, New York 10504

Jing Wang
MBIA
113 King Street
Armonk, New York 10504

RE:  ING Principal Protection Fund X Waiver of Financial Guaranty Agreement
     Terms

Dear Sirs:

As discussed via telephone with Mr. Wang, the Guarantee Period for ING Principal Protection Fund X ("PPF X") ends on Friday, August 14, 2009, but certain underlying Treasury STRIPS in PPF X's portfolio mature on August 15, 2009, one day after the end of the Guarantee Period. The parties have discussed this and understand that if the STRIPS are held through their maturity, the NAV for the Fund calculated on Friday, August 14, 2009, will include principal and interest through August 15, 2009. Further, the ING Funds' operations department has indicated that redemptions made at the end of the Guaranty period on Friday, August 14th, could be funded the following Monday morning, as proceeds from settlement of the Treasury STRIPS maturing on August 15, 2009, a Saturday, can be expected to be received before noon (EST) on Monday.

There is an issue that arises, however, under the terms of the Financial Guaranty Agreement dated as of July 3, 2001, as amended, among MBIA Insurance Company; ING Investments, LLC; ING Investment Management Co. ("ING IM"); and ING Equity Trust (the "Financial Guaranty Agreement"). Section 3.2 of the Financial Guaranty Agreement, entitled "Investment Limitations," provides, among other things, that ING IM may invest PPF X's assets in Treasury STRIPS, subject to the limitation that no Treasury STRIPS held by PPF X shall mature after PPF X's Guaranty Maturity Date and, further, any such investment must mature on or within the 90 days preceding the Guaranty Maturity Date. ING IM therefore seeks a waiver to the Financial Guaranty Agreement, subject to the following:

     1) ING IM would be permitted to purchase liquid Treasury STRIPS that mature on 08/15/09; and

     2) ING IM understands that this waiver is available only with respect to PPF X, and not other funds to which the Financial Guaranty Agreement applies.


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By executing below, the parties acknowledge the representations contained in this letter and agree to the terms of the waiver, as stated above. It is understood by the parties that all other terms of the Financial Guaranty Agreement remain in full force and effect. This waiver may be executed in counterparts.

MBIA INSURANCE CORPORATION              ING INVESTMENT MANAGEMENT CO.


By: /s/ Michael Murtagh                 By: /s/ MARY ANN FERNANDEZ
    ---------------------------------       ------------------------------------
Name: Michael Murtagh                   Name: MARY ANN FERNANDEZ

Date: 1/13/05                           Date: 1/11/05


ING INVESTMENTS, LLC


By: /s/ JAMES M. HENNESSY
    ---------------------------------
Name: JAMES M. HENNESSY

Date: 11/16/04


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